Exhibit (a)(1)(ii)

KKR Real Estate Select Trust Inc.

c/o KKR Registered Advisor LLC.

30 Hudson Yards, New York, New York 10001

Offer to Purchase Up to 3,116,841 Shares of Common Stock Dated September 17, 2026

The Offer and Withdrawal Rights Will Expire at 4:00 p.m., Eastern Time, on October 16, 2026, Unless the Offer is Extended

To the Stockholders of KKR Real Estate Select Trust Inc.:

Subject to the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”), KKR Real Estate Select Trust Inc., a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a Maryland corporation (the “Fund”), is offering to purchase up to 3,116,841 of its outstanding shares of common stock (including Class I shares of common stock, Class D shares of common stock, Class S shares of common stock and Class U shares of common stock, the “Shares”) pursuant to tenders by stockholders of the Fund (“Stockholders”) at a price equal to the net asset value (“NAV”) per Share as of October 16, 2026 or a later date determined by the Fund if the Offer is extended (the “Valuation Date”). This Offer is currently scheduled to expire at 4:00 p.m., Eastern Time, on October 16, 2026 (the “Expiration Date”), but the Fund may extend this date; if it does, the Valuation Date may be changed. This Offer is being made to all Stockholders of the Fund and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market.

Stockholders should realize that the value of the Shares tendered in this Offer will likely change between the most recent time NAV was calculated and communicated to them and the Valuation Date (the relevant date for determining the value of the Shares tendered to the Fund for purposes of calculating the purchase price of such Shares) and such change could be material. The Fund generally determines the NAV of the Shares daily as of the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m. Eastern Time). The most recently calculated NAV for each class of the Shares can be found by going to www.krest.reit.

On June 4, 2024, KKR Alternative Assets LLC (“KAA”), an affiliate of KKR Registered Advisor LLC, the Fund’s investment adviser (the “Adviser”), contractually committed to the Fund to continue to hold approximately 7,732,436 of Class I Shares currently owned by KAA, representing approximately $200 million based on the Fund’s NAV as of May 28, 2024 (the “Support Shares”), through June 1, 2027 and, to the extent necessary, contribute such shares to the Fund to support a NAV per share of $27.00 on June 1, 2027. If on June 1, 2027 the Fund’s NAV per share is less than $27.00 per share for any share class, KAA will contribute to the Fund as many of the Support Shares as are required, up to the maximum number of Support Shares, to reduce the number of outstanding shares and increase the NAV per share for each class of the Fund’s shares up to $27.00 per share (the “Shareholder Priority Plan”). If the Fund’s NAV per share for any class on June 1, 2027 is less than $27.00 per share and the contribution of all of the Support Shares is not sufficient to cause the NAV per share for each class to equal $27.00 per share, KAA will contribute all such Support Shares to support the

Fund’s NAV per share on such date. While the Shareholder Priority Plan is a contractual obligation to support

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the Fund’s NAV per share, there is no guarantee that the contribution of the Support Shares will be sufficient to achieve a $27.00 per share NAV on June 1, 2027. For the avoidance of doubt, KAA is not obligated to contribute any of the Support Shares prior to June 1, 2027, and KAA is not obligated to contribute any of the Support Shares if the NAV per share for each class equals or exceeds $27.00 per share on June 1, 2027.

On September 1, 2026, the Shareholder Priority Plan was amended to provide that KAA, in its sole discretion, may determine to satisfy its obligation under the Shareholder Priority Plan in one or more installments prior to June 1, 2027 (each, an “Early Contribution”). In connection therewith, on September 16, 2026, KAA contributed approximately one quarter of the Support Shares committed under the Shareholder Priority Plan, which resulted in an estimated NAV per share of approximately $23.26 for each class. The actual NAV per share of the Fund will depend on the NAV per share as of September 16, 2026 and may be higher or lower.

KKR will remain obligated to continue to hold the Support Shares, as adjusted downward from time to time for any Early Contributions through June 1, 2027 and, to the extent necessary, contribute to the Fund no fewer Support Shares than it would have had the determination of its obligations under the Shareholder Priority Plan been made on June 1, 2027. Any Support Shares contributed and cancelled pursuant to an early contribution shall be permanently cancelled and shall not be reinstated, regardless of the Fund’s NAV per share on June 1, 2027.

Stockholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund’s transfer agent, SS&C Global Investor & Distribution Solutions, Inc. (the “Transfer Agent”), or the Stockholder’s financial advisor, as applicable, in the manner provided for in the Letter of Transmittal and set forth in Section 4 “Procedure for Tenders” below.

IMPORTANT

If you would like to participate in the Offer, and your Shares are held through a financial intermediary, such as a financial adviser, broker/dealer, or other nominee (each, a “Financial Intermediary”), please ask your Financial Intermediary to submit a repurchase request for you. You may be charged a transaction fee for this service by the intermediary.

If you hold your Shares through a Financial Intermediary, you should be aware that the intermediary may establish its own earlier deadline for participation in the Offer. Accordingly, if you hold your Shares through a Financial Intermediary and wish to participate in the Offer, you should contact the intermediary as soon as possible in order to determine the times by which you must take action in order to participate in the Offer. Each intermediary may establish its own specific deadline for receipt of completed repurchase request materials from its clients.

The Fund makes no recommendation to any Stockholder as to whether to tender or refrain from tendering Shares. Stockholders must make their own decisions whether to tender Shares and, if so, the portion of their Shares to tender.

Because each Stockholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Stockholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or the Commodity Futures Trading Commission nor has the Securities and Exchange Commission, the Commodity Futures Trading Commission, or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

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If you hold your Shares through a Financial Intermediary, please direct your questions and requests for assistance to your Financial Intermediary. If you hold your Shares directly, your questions and requests for assistance and requests for additional copies of the Offer may be directed to the Transfer Agent:

SS&C Global Investor & Distribution Solutions, Inc.

Regular Mail:

Attention: KKR Democratized Access Vehicles

c/o: SS&C GIDS, Inc.,

P.O Box 219302

Kansas City, MO 64121-9302

Overnight or Express Mail:

Attention: KKR Democratized Access Vehicles

c/o: SS&C GIDS, Inc.,

801 Pennsylvania Ave

Suite 219302

Kansas City, MO 64105-1307

Tel: (855) 844-8655    Fax: (833) 674-0748

Email: KKRREDEEM.ai@sscinc.com

Note: This is a submission box only, no response will be provided to any general or follow up inquires.

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Summary Term Sheet

This is a summary of the features of the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

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As disclosed in the Fund’s prospectus dated April 23, 2026, as amended and/or supplemented from time to time (“Prospectus”), the Fund may from time to time offer to repurchase a portion of its outstanding Shares pursuant to written tenders by Stockholders. Accordingly, the Fund is offering to purchase up to 3,116,841 Shares at a price equal to their NAV (that is, the value of the Fund’s total assets minus its total liabilities, divided by outstanding Shares) determined as of October 16, 2026 or such later date as may be determined by the Fund if the Offer is extended (the “Valuation Date”). The Shares subject to the Offer represent approximately 5% of the outstanding Shares as of September 3, 2026. The Offer, which begins on September 17, 2026, will remain open until 4:00 p.m., Eastern Time, on October 16, 2026 (the “Expiration Date”). The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer.

•	Stockholders may tender all or a portion of their Shares.

•	If an Investor tenders Shares and the Fund purchases those Shares, the Fund will effect payment for those Shares in cash promptly after the Expiration Date.

•	As disclosed in the Fund’s Prospectus, the Fund does not expect to impose any charges on repurchases of Shares in the Fund acquired prior to October 1, 2026.

•

If you tender only a portion of your Shares, you must maintain a minimum account balance of at least $1,000 as of the Valuation Date. The Fund reserves the right to purchase all your Shares in the Fund if you tender less than all of your Shares and the number of Shares you tender would cause your account in the Fund to have a value lower than the required minimum balance. The Offer is being made to all Stockholders and is not conditioned on any minimum amount of Shares being tendered.

•

If the Fund accepts the tender of any of your Shares, your proceeds will be funded from one or more of the following sources: cash on hand (including cash received from investments in the Fund), borrowings and/or proceeds from the sale of portfolio holdings.

•

Additional repurchases will be made at such times and on such terms as may be determined by the Board of Directors of the Fund (the “Board”). The Adviser expects that it will generally recommend to the Board that the Fund offer to repurchase a portion of its outstanding Shares four times each year, effective on or about January 15, April 15, July 15 and October 15, but the Fund is not required to make any such offer.

•

Following this summary is a formal notice of the Offer, which remains open until and through the Expiration Date, unless extended. If you elect to tender your Shares, you have the right to change your mind and withdraw your tendered Shares at any time until the Expiration Date or, if such tendered Shares have not been accepted by the Fund, at any time after November 13, 2026. If you would like to tender your Shares, you must complete the Letter of Transmittal enclosed with the Offer to Purchase, and return it as instructed in the Letter of Transmittal either (i) to the Transfer Agent, Attention: KKR Democratized Access Vehicles, by (a) mail at P.O. Box 219302, Kansas City MO 64121-9302 (regular mail), or 801 Pennsylvania Ave, Suite 219302, Kansas City, MO 64105-1307 (overnight mail), or (b) fax to (833) 674-0748, or (c) email to KKRREDEEM.ai@sscinc.com, or (ii) to your financial advisor, as directed. If you choose to fax the Letter of Transmittal, please mail the original promptly after you fax it. Your properly completed mailed or faxed Letter of Transmittal must be received prior to the Expiration Date. If you decide to tender, it is your responsibility to, and the Fund strongly recommends that you do, confirm receipt of your Letter of Transmittal (i) with your Financial Intermediary (if applicable), or (ii) with the Transfer Agent, by calling (855) 844-8655, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 6:00 p.m. (Eastern Time). All Stockholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.

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The value of your Shares will likely change between the most recent time the NAV was calculated and communicated to you and the Valuation Date (the date when the value of your investment will be determined for purposes of calculating the purchase price of your Shares). If you would like to obtain the estimated NAV of your Shares, visit the Fund’s website at www.krest.reit.

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Summary Term Sheet (continued)

•

On June 4, 2024, KAA, an affiliate of the Adviser, contractually committed to the Fund to continue to hold approximately 7,732,436 of the Support Shares, through June 1, 2027 and, to the extent necessary, contribute such shares to the Fund to support a NAV per share of $27.00 on June 1, 2027. On September 1, 2026, the Shareholder Priority Plan was amended to provide that KAA, in its sole discretion, may determine to satisfy its obligation under the Shareholder Priority Plan in one or more installments prior to June 1, 2027. KKR will remain obligated to continue to hold the Support Shares, as adjusted downward from time to time for any Early Contributions through June 1, 2027 and, to the extent necessary, if on June 1, 2027 the Fund’s NAV per share is less than $27.00 per share for any share class, contribute to the Fund as many of the Support Shares as are required, up to the maximum number of Support Shares, to reduce the number of outstanding shares and increase the NAV per share for each class of the Fund’s shares up to $27.00 per share. If the Fund’s NAV per share for any class on June 1, 2027 is less than $27.00 per share and the contribution of all of the Support Shares is not sufficient to cause the NAV per share for each class to equal $27.00 per share, KAA will contribute all such Support Shares to support the Fund’s NAV per share on such date.

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If you are a participant in the Fund’s distribution reinvestment plan (“DRIP”), in the event that you elect to tender your Shares in full, your participation in the DRIP will be automatically terminated as of the applicable Expiration Date, and any distributions due but not yet paid as of such date will be paid in cash on the scheduled dividend payment date.

•	Please note that just as you have the right to withdraw your tender of Shares, the Fund has the right to cancel, amend or postpone this offer at any time on or before the Expiration Date.

1. Background and Purpose of the Offer

The purpose of the Offer is to provide liquidity to Stockholders. Because there is no secondary trading market for Shares, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Stockholders in order to provide liquidity for Shares as contemplated in the Prospectus. The Board intends to consider the continued desirability of the Fund making an offer to purchase Shares four times each year, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Stockholders who do not tender Shares. Stockholders who retain their Shares may be subject to increased risks that may possibly result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Stockholders who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Shares are made by new and existing investors from time to time, although there can be no assurances that such new or additional purchases will occur.

Shares that are tendered to the Fund in connection with the Offer, if accepted for repurchase, will be repurchased, resulting in a change in the income ratio and an increase in the expense ratios of Shares owned by Stockholders remaining in the Fund (assuming no further issuances of Shares).

2.  Offer to Purchase and Price

The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to 3,116,841 of those outstanding Shares that are properly tendered by, and not withdrawn (in accordance with Section 5 “Withdrawal Rights” below) before, the Expiration Date. The Fund has provided materials for the Offer to record holders as of September 3, 2026, on or about September 17, 2026.

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2. Offer to Purchase and Price (continued)

The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of a Share tendered will be its NAV as of the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

As of the close of business on September 3, 2026, there were approximately 35,062,119 Class I Shares, 7,515 Class D Shares, 27,265,311 Class U Shares, and 1,874 Class S Shares issued and outstanding, with a NAV per share of $22.59 for Class I Shares, $22.59 for Class D Shares, $22.59 for Class U Shares, and $22.59 for Class S Shares. Stockholders may obtain daily estimated NAV information until the Expiration Date of the Offer at www.krest.reit. The value of the Shares tendered by Stockholders likely will change between the most recent time NAV was calculated and communicated to you and the Valuation Date.

3. Amount of Tender

Subject to the limitations set forth below, Stockholders may tender all or a portion of their Shares. If you tender only a portion of your Shares, you must maintain a minimum account balance of at least $1,000 as of the Valuation Date. The Fund reserves the right to purchase all your Shares in the Fund if you tender less than all of your Shares and the number of Shares you tender would cause your account in the Fund to have a value lower than the required minimum balance. The Offer is being made to all Stockholders and is not conditioned on any minimum amount of Shares being tendered.

If less than 3,116,841 Shares are properly tendered pursuant to the Offer and not withdrawn, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 “Certain Conditions of the Offer” below. If more than 3,116,841 Shares are duly tendered to the Fund before the expiration of the Offer and not withdrawn, pursuant to Section 5 “Withdrawal Rights” below, the Fund will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares with priority for repurchase requests in the case of the death or disability of a stockholder; provided that Fund reserves the right in its sole discretion to purchase additional outstanding Shares representing up to 2.0% of the aggregate NAV of the Fund’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The unaccepted portion of any tender of Shares made by a Stockholder pursuant to this Offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Fund, but any Stockholder that wishes to have the Fund repurchase Shares that were not accepted for repurchase in connection with this Offer may again tender those Shares in connection with, and subject to the terms and conditions of, any future tender offer made by the Fund.

4. Procedure for Tenders

Stockholders wishing to tender Shares pursuant to the Offer must complete and execute the Letter of Transmittal in accordance with the instructions on the first page of such Stockholder’s Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the specified agent by 4:00 p.m., Eastern Time, on the Expiration Date.

With respect to Stockholders that are required to submit their Letter of Transmittal to the Transfer Agent, Attention: KKR Democratized Access Vehicles, submissions may be made either by (a) mail at P.O. Box 219302, Kansas City MO 64121-9302 (regular mail), or 801 Pennsylvania Ave, Suite 219302, Kansas City, MO 64105-1307 (overnight mail), or (b) fax to (833) 674-0748, or (c) email to KKRREDEEM.ai@sscinc.com. The Fund recommends that all documents be submitted by certified mail, return receipt requested, or by fax. A Stockholder choosing to fax a Letter of Transmittal must also mail the original completed and executed Letter of Transmittal promptly thereafter.

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4. Procedure for Tenders (continued)

If you would like to participate in the Offer, and your Shares are held through a financial intermediary, such as a financial adviser, broker/dealer, or other nominee (each, a “Financial Intermediary”), please ask your Financial Intermediary to submit a repurchase request for you. You may be charged a transaction fee for this service by your Financial Intermediary. Please consider any processing time that may be needed prior to the Expiration Date. Each intermediary may establish its own specific deadline for receipt of completed repurchase request materials from its clients.

Stockholders wishing to confirm receipt of a Letter of Transmittal may contact the agent specified in the instructions therein. The method of delivery of any documents is at the election and complete risk of the Stockholder tendering Shares, including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and its determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders (i) determined by it not to be in appropriate form or (ii) for which the acceptance of, or payment for, would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Stockholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Board, the Adviser, or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5. Withdrawal Rights

Any Stockholder tendering Shares pursuant to this Offer may withdraw tendered Shares at any time before the Expiration Date or, if the Fund has not accepted such tendered Shares, after November 13, 2026. A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. To be effective, any notice of withdrawal must be timely received by the agent specified in the instructions to the Notice of Withdrawal. If your Shares are held at a Financial Intermediary, you may withdraw your tendered Shares prior to the Expiration Date by submitting notice to your Financial Intermediary sufficiently in advance of the Expiration Date. In the event you decide to modify or withdraw your tender, you should provide your Financial Intermediary with sufficient notice prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by following the procedures for tenders described above.

6. Purchases and Payment

For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered if and when it gives written notice to the tendering Stockholder of its election to purchase such Shares.

If an Investor tenders Shares and the Fund purchases those Shares, the Fund will effect payment for those Shares in cash promptly after the Expiration Date.

As disclosed in the Fund’s Prospectus, the Fund does not expect to impose any charges on repurchases of Shares in the Fund acquired prior to October 1, 2026. With respect to Shares acquired on or after October 1, 2026, the Fund will impose a repurchase fee of 2.0% on Shares that are accepted for repurchase by the Fund at any time prior to the day immediately

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6. Purchases and Payment (continued)

preceding the one-year anniversary of the shareholder’s purchase of the Shares (on a “first in-first out” basis) (the “Early Repurchase Deduction”). The one-year holding period will be satisfied if at least one year has elapsed from (a) the issuance date of the applicable Shares to (b) the applicable valuation date used in the repurchase of such Shares. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder; in the event that a shareholder’s Shares are repurchased because the shareholder has failed to maintain the $1,000 minimum account balance; due to trade or operational error; and repurchases of Shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Fund. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

Each Stockholder whose Shares (or portion thereof) have been accepted for repurchase will continue to be a Stockholder of the Fund until the Valuation Date (and thereafter if not all of its Shares are repurchased) and may exercise his or her voting rights with respect to the repurchased Shares (or portion thereof) until the Valuation Date.

A Stockholder who tenders some but not all of such Stockholder’s Shares for repurchase will be required to maintain a minimum account balance of $1,000 in the Fund. Such minimum account balance requirement may be waived by the Fund, in its sole discretion. The Fund reserves the right to reduce the number of Shares to be repurchased from a Stockholder so that the required account balance is maintained.

The Fund expects that the purchase price for Shares acquired pursuant to the Offer to Purchase will be derived from cash on hand (including cash received from investments in the Fund), borrowings and/or proceeds from the sale of portfolio holdings. Payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than our Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase our investment-related expenses as a result of higher portfolio turnover rates. The Fund intends to take measures, subject to policies as may be established by our Board of Directors, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of shares.

7. Certain Conditions of the Offer

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Stockholders of such extension. If the Fund elects to extend the tender period, the Valuation Date may occur on a later date than the date specified in this Offer to Purchase. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Stockholders.

Please note that just as you have the opportunity to withdraw shares that you have tendered under certain circumstances, the Fund has the right to cancel, amend or postpone the Offer at any time before accepting tendered Shares. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio investments in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other

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7. Certain Conditions of the Offer (continued)

international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated NAV of the Fund from the estimated NAV of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Stockholders if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Directors of the Fund determine that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8. Certain Information About the Fund

The Fund is a non-diversified, closed-end management investment company registered under the 1940 Act and is organized as a Maryland corporation. The principal executive office of the Fund is located at 30 Hudson Yards, New York, New York 10001 and the telephone number is (212) 750-8300. Shares are not traded on any established trading market.

The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Fund’s intention to accept purchases for Shares from time to time, the DRIP or otherwise in the discretion of the Fund) or the disposition of Shares (except for periodic discretionary solicitations of tender offers); (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser or Directors of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors, to change any material term of the investment advisory arrangements with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Articles of Incorporation, as amended, Bylaws, or Prospectus or other actions that may impede the acquisition of control of the Fund by any person.

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8. Certain Information About the Fund (continued)

Based on the number of Shares outstanding as of September 3, 2026, the following persons (the named individuals being the Directors and officers) own the number of Shares indicated in the below table:

Person	Shares	Percentage of the Fund’s Outstanding Shares

Adviser	11,799,634.79	18.93%

Ralph Rosenberg	49,989.31	*

Fran Bermanzohn	15,898.51	*

Joan Binstock	18,907.78	*

James Kropp	25,575.91	*

Susan Meaney	13,693.24	*

Nicholas O’Neill	-	*

Megan Gaul	-	*

Julia Butler	3,935.50	*

James Amler	-	*

Lori Hoffman	-	*

Doug Krupa	-	*

Matt Salem	-	*

* Less than 1%.

Based on information available to the Fund, none of the persons listed above intends to tender any of his or her Shares in the Offer.

Reference is made to Section 8 “Certain Information About the Fund” of the Offer to Repurchase, which is incorporated herein by reference. Other than the issuance of Shares by the Fund in the ordinary course of business, there have been no transactions in Shares effected during the past sixty (60) days by the Fund, the Adviser, or any Director or officer of the Fund, or any person controlling the Fund or the Adviser.

9. Shareholder Priority Plan and NAV Support Agreement

On June 4, 2024, KAA, an affiliate of the Adviser, contractually committed to the Fund to continue to hold approximately 7,732,436 of Support Shares, through June 1, 2027 and, to the extent necessary, contribute such shares to the Fund to support a NAV per share of $27.00 on June 1, 2027. If on June 1, 2027 the Fund’s NAV per share is less than $27.00 per share for any share class, KAA will contribute to the Fund as many of the Support Shares as are required, up to the maximum number of Support Shares, to reduce the number of outstanding shares and increase the NAV per share for each class of the Fund’s shares up to $27.00 per share. If the Fund’s NAV per share for any class on June 1, 2027 is less than $27.00 per share and the contribution of all of the Support Shares is not sufficient to cause the NAV per share for each class to equal $27.00 per share, KAA will contribute all such Support Shares to support the Fund’s NAV per share on such date. While the Shareholder Priority Plan is a contractual obligation to support the Fund’s NAV per share, there is no guarantee that the contribution of the Support Shares will be sufficient to achieve a $27.00 per share NAV on June 1, 2027. For the avoidance of doubt, KAA is not obligated to contribute any of the Support Shares prior to June 1, 2027, and KAA is not obligated to contribute any of the Support Shares if the NAV per share for each class equals or exceeds $27.00 per share on June 1, 2027. All Fund shareholders on June 1, 2027 will benefit from this agreement. Existing shareholders do not need to take any action to take advantage of this opportunity.

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9. Shareholder Priority Plan and NAV Support Agreement (continued)

On September 1, 2026, the Shareholder Priority Plan was amended to provide that KAA, in its sole discretion, may determine to satisfy its obligation under the Shareholder Priority Plan in one or more installments prior to June 1, 2027 (each, an “Early Contribution”). In connection therewith, on September 16, 2026, KAA contributed approximately one quarter of the Support Shares committed under the Shareholder Priority Plan, which resulted in an estimated NAV per share of approximately $23.26 for each class. The actual NAV per share of the Fund will depend on the NAV per share as of September 16, 2026 and may be higher or lower.

KKR will remain obligated to continue to hold the Support Shares, as adjusted downward from time to time for any Early Contributions through June 1, 2027 and, to the extent necessary, contribute to the Fund no fewer Support Shares than it would have had the determination of its obligations under the Shareholder Priority Plan been made on June 1, 2027. Any Support Shares contributed and cancelled pursuant to an early contribution shall be permanently cancelled and shall not be reinstated, regardless of the Fund’s NAV per share on June 1, 2027.

10. Full Tender by DRIP Participants

If you are a participant in the DRIP, in the event you elect to tender your Shares in full, your participation in the DRIP will be automatically terminated as of the applicable Expiration Date and any distributions due but not yet paid as of such date will be paid in cash on the scheduled distribution payment date.

11. Certain Federal Income Tax Consequences

The following summary describes certain of the material U.S. federal income tax consequences relating to the purchase of Shares by the Fund from Stockholders pursuant to the Offer. Except where noted, this summary deals only with Shares held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities, insurance companies, persons holding Shares as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons who are “foreign governments” within the meaning of Section 892 of the Internal Revenue Code of 1986, as amended (the “Code”), investors in pass-through entities or U.S. holders of Shares whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling on the U.S. federal, state, or local tax considerations relevant to the purchase of Shares by the Fund has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents.

The U.S. federal income tax treatment of holders of our Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular Stockholder of holding Shares will depend on the Stockholder’s particular tax circumstances. You are urged to consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

As used in the remainder of this discussion, the term “U.S. Stockholder” refers to a Stockholder that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or

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11. Certain Federal Income Tax Consequences (continued)

the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your advisors.

A “Non-U.S. Stockholder” is a beneficial owner of Shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). Except for the discussion under “Non-U.S. Stockholders,” the following discussion is limited to U.S. Stockholders.

For more detailed information regarding tax considerations applicable to a purchase of Shares by the Fund pursuant to the Offer, and ownership of Shares of the Fund in general, see the Fund’s Prospectus.

U.S. Stockholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests have been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Stockholder if the percentage of the Fund’s then outstanding voting stock owned by the Stockholder immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Stockholder determined immediately before the sale. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Stockholder if the reduction in the Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Stockholder’s interest. If any of the above three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Gain or loss will be determined separately for blocks of Shares acquired at different times or at different prices. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares, and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering U.S. Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

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11. Certain Federal Income Tax Consequences (continued)

Non-U.S. Stockholders. The Transfer Agent or applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Transfer Agent or applicable withholding agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Transfer Agent or applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Transfer Agent or applicable withholding agent a properly completed and executed IRS Form W-8ECI. The Transfer Agent or applicable withholding agent will determine a Stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding (discussed below) generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Non-U.S. Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

In addition, a Non-U.S. Stockholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Transfer Agent or applicable withholding agent withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

For more detailed information regarding tax considerations applicable to a purchase of Shares by the Fund from a Non-U.S. Stockholder pursuant to the Offer, including considerations relating to the Foreign Investment in Real Property Tax Act of 1980, as amended, see the Fund’s Prospectus.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Stockholder unless the U.S. Stockholder provides to the Transfer Agent or applicable withholding agent a correct U.S. taxpayer identification number, certifies that such U.S. Stockholder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Therefore, each tendering U.S. Stockholder must complete and sign an Internal Revenue Service (“IRS”) Form W-9 prior to the payment so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the Transfer Agent or applicable withholding agent that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders are not subject to these withholding requirements. In order for a Non-U.S. Stockholder to qualify as an exempt recipient, that Non-U.S. Stockholder generally must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI).

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

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12. Miscellaneous

The Offer is not being made to, nor will tenders be accepted from, Stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund at www.krest.reit, by contacting the Transfer Agent at (855) 844-8655, or from the SEC’s internet web site, http://www.sec.gov.

13. Financial Statements

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

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KKR Real Estate Select Trust Inc.

c/o KKR Registered Advisor LLC.

30 Hudson Yards, New York, New York 10001

Offer to Purchase Up to 3,116,841 Shares of Common Stock Dated September 17, 2026

For Stockholders through Merrill, Lynch, Pierce, Fenner & Smith, Inc. (“Merrill”)

The Offer and Withdrawal Rights Will Expire at 4:00 p.m., Eastern Time, on October 16, 2026, Unless the Offer is Extended

To the Stockholders through Merrill of KKR Real Estate Select Trust Inc.:

Subject to the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”), KKR Real Estate Select Trust Inc., a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a Maryland corporation (the “Fund”), is offering to purchase up to 3,116,841 of its outstanding shares of common stock (including Class I shares of common stock, Class D shares of common stock, Class S shares of common stock and Class U shares of common stock, the “Shares”) pursuant to tenders by stockholders of the Fund (“Stockholders”) at a price equal to the net asset value (“NAV”) per Share as of October 16, 2026 or a later date determined by the Fund if the Offer is extended (the “Valuation Date”). This Offer is currently scheduled to expire at 4:00 p.m., Eastern Time, on October 16, 2026 (the “Expiration Date”), but the Fund may extend this date; if it does, the Valuation Date may be changed. This Offer is being made to all Stockholders of the Fund and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market. Because you hold your shares through Merrill, if you wish to tender a portion or all of your Shares during this repurchase offer period, you must contact your investment professional and request to tender your Shares no later than 11:59 pm Eastern Time October 15, 2026 (the “Merrill Repurchase Deadline”) to allow for order processing. Merrill will tender your Shares to the Fund on your behalf. Do not submit repurchase requests directly to the Fund or its transfer agent as they will not be honored.

The Merrill Repurchase Deadline will be strictly observed. If Merrill is unable or fails to submit your request to the Fund in a timely manner, or if you fail to communicate your request to tender your Shares to your investment professional by the Merrill Repurchase Deadline, you will be unable to tender your Shares to the Fund until a subsequent repurchase offer, and your request for that offer would need to be resubmitted.

Stockholders should realize that the value of the Shares tendered in this Offer will likely change between the most recent time NAV was calculated and communicated to them and the Valuation Date (the relevant date for determining the value of the Shares tendered to the Fund for purposes of calculating the purchase price of such Shares) and such change could be material. The Fund generally determines the NAV of the Shares daily as of the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m. Eastern Time). The most recently calculated NAV for each class of the Shares can be found by going to www.krest.reit.

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On June 4, 2024, KKR Alternative Assets LLC (“KAA”), an affiliate of KKR Registered Advisor LLC, the Fund’s investment adviser (the “Adviser”), contractually committed to the Fund to continue to hold approximately 7,732,436 of Class I Shares currently owned by KAA, representing approximately $200 million based on the Fund’s NAV as of May 28, 2024 (the “Support Shares”), through June 1, 2027 and, to the extent necessary, contribute such shares to the Fund to support a NAV per share of $27.00 on June 1, 2027. If on June 1, 2027 the Fund’s NAV per share is less than $27.00 per share for any share class, KAA will contribute to the Fund as many of the Support Shares as are required, up to the maximum number of Support Shares, to reduce the number of outstanding shares and increase the NAV per share for each class of the Fund’s shares up to $27.00 per share (the “Shareholder Priority Plan”). If the Fund’s NAV per share for any class on June 1, 2027 is less than $27.00 per share and the contribution of all of the Support Shares is not sufficient to cause the NAV per share for each class to equal $27.00 per share, KAA will contribute all such Support Shares to support the Fund’s NAV per share on such date. While the Shareholder Priority Plan is a contractual obligation to support the Fund’s NAV per share, there is no guarantee that the contribution of the Support Shares will be sufficient to achieve a $27.00 per share NAV on June 1, 2027. For the avoidance of doubt, KAA is not obligated to contribute any of the Support Shares prior to June 1, 2027, and KAA is not obligated to contribute any of the Support Shares if the NAV per share for each class equals or exceeds $27.00 per share on June 1, 2027.

On September 1, 2026, the Shareholder Priority Plan was amended to provide that KAA, in its sole discretion, may determine to satisfy its obligation under the Shareholder Priority Plan in one or more installments prior to June 1, 2027 (each, an “Early Contribution”). In connection therewith, on September 16, 2026, KAA contributed approximately one quarter of the Support Shares committed under the Shareholder Priority Plan, which resulted in an estimated NAV per share of approximately $23.26 for each class. The actual NAV per share of the Fund will depend on the NAV per share as of September 16, 2026 and may be higher or lower.

KKR will remain obligated to continue to hold the Support Shares, as adjusted downward from time to time for any Early Contributions through June 1, 2027 and, to the extent necessary, contribute to the Fund no fewer Support Shares than it would have had the determination of its obligations under the Shareholder Priority Plan been made on June 1, 2027. Any Support Shares contributed and cancelled pursuant to an early contribution shall be permanently cancelled and shall not be reinstated, regardless of the Fund’s NAV per share on June 1, 2027.

Stockholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund’s transfer agent, SS&C Global Investor & Distribution Solutions, Inc. (the “Transfer Agent”), or the Stockholder’s financial advisor, as applicable, in the manner provided for in the Letter of Transmittal and set forth in Section 4 “Procedure for Tenders” below.

IMPORTANT

The Fund makes no recommendation to any Stockholder as to whether to tender or refrain from tendering Shares. Stockholders must make their own decisions whether to tender Shares and, if so, the portion of their Shares to tender.

Because each Stockholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Stockholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or the Commodity Futures Trading Commission nor has the Securities and Exchange Commission, the Commodity Futures Trading Commission, or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

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Summary Term Sheet

This is a summary of the features of the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

•

As disclosed in the Fund’s prospectus dated April 23, 2026 as amended and/or supplemented from time to time (“Prospectus”), the Fund may from time to time offer to repurchase a portion of its outstanding Shares pursuant to written tenders by Stockholders. Accordingly, the Fund is offering to purchase up to 3,116,841 Shares at a price equal to their NAV (that is, the value of the Fund’s total assets minus its total liabilities, divided by outstanding Shares) determined as of October 16, 2026 or such later date as may be determined by the Fund if the Offer is extended (the “Valuation Date”). The Shares subject to the Offer represent approximately 5% of the outstanding Shares as of September 3, 2026. The Offer, which begins on September 17, 2026, will remain open until 4:00 p.m., Eastern Time, on October 16, 2026 (the “Expiration Date”). The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer.

•	Stockholders may tender all or a portion of their Shares.

•	If an Investor tenders Shares and the Fund purchases those Shares, the Fund will effect payment for those Shares in cash promptly after the Expiration Date.

•

As disclosed in the Fund’s Prospectus, the Fund does not expect to impose any charges on repurchases of Shares in the Fund acquired prior to October 1, 2026. If you tender only a portion of your Shares, you must maintain a minimum account balance of at least $1,000 as of the Valuation Date. The Fund reserves the right to purchase all your Shares in the Fund if you tender less than all of your Shares and the number of Shares you tender would cause your account in the Fund to have a value lower than the required minimum balance. The Offer is being made to all Stockholders and is not conditioned on any minimum amount of Shares being tendered.

•

If you are a participant in the Fund’s distribution reinvestment plan (“DRIP”), in the event that you elect to tender your Shares in full, your participation in the DRIP will be automatically terminated as of the applicable Expiration Date, and any distributions due but not yet paid as of such date will be paid in cash on the scheduled dividend payment date.

•

If the Fund accepts the tender of any of your Shares, your proceeds will be funded from one or more of the following sources: cash on hand (including cash received from investments in the Fund), borrowings and/or proceeds from the sale of portfolio holdings.

•

Additional repurchases will be made at such times and on such terms as may be determined by the Board of Directors of the Fund (the “Board”). The Adviser expects that it will generally recommend to the Board that the Fund offer to repurchase a portion of its outstanding Shares four times each year, effective on or about January 15, April 15, July 15 and October 15, but the Fund is not required to make any such offer.

•

Following this summary is a formal notice of the Offer, which remains open until and through the Expiration Date, unless extended. If you elect to tender your Shares, you have the right to change your mind and withdraw your tendered Shares at any time until 11:59 p.m. Eastern Time on October 15, 2026 (the “Merrill Repurchase Deadline”) or, if such tendered Shares have not been accepted by the Fund, at any time after November 13, 2026. If you would like to tender your Shares, you must contact your investment professional and request to tender your Shares no later than the Merrill Repurchase Deadline to allow for order processing. Merrill will tender your Shares to the Fund on your behalf. Do not submit tender requests directly to the Fund or its transfer agent as they will not be honored.

•

The value of your Shares will likely change between the most recent time the NAV was calculated and communicated to you and the Valuation Date (the date when the value of your investment will be determined for purposes of calculating the purchase price of your Shares). If you would like to obtain the estimated NAV of your Shares, visit the Fund’s website at www.krest.reit.

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Summary Term Sheet (continued)

•

On June 4, 2024, KAA, an affiliate of the Adviser, contractually committed to the Fund to continue to hold approximately 7,732,436 of the Support Shares, through June 1, 2027 and, to the extent necessary, contribute such shares to the Fund to support a NAV per share of $27.00 on June 1, 2027. On September 1, 2026, the Shareholder Priority Plan was amended to provide that KAA, in its sole discretion, may determine to satisfy its obligation under the Shareholder Priority Plan in one or more installments prior to June 1, 2027. KKR will remain obligated to continue to hold the Support Shares, as adjusted downward from time to time for any Early Contributions through June 1, 2027 and, to the extent necessary, if on June 1, 2027 the Fund’s NAV per share is less than $27.00 per share for any share class, contribute to the Fund as many of the Support Shares as are required, up to the maximum number of Support Shares, to reduce the number of outstanding shares and increase the NAV per share for each class of the Fund’s shares up to $27.00 per share. If the Fund’s NAV per share for any class on June 1, 2027 is less than $27.00 per share and the contribution of all of the Support Shares is not sufficient to cause the NAV per share for each class to equal $27.00 per share, KAA will contribute all such Support Shares to support the Fund’s NAV per share on such date.

•	Please note that just as you have the right to withdraw your tender of Shares, the Fund has the right to cancel, amend or postpone this offer at any time on or before the Expiration Date.

1. Background and Purpose of the Offer

The purpose of the Offer is to provide liquidity to Stockholders. Because there is no secondary trading market for Shares, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Stockholders in order to provide liquidity for Shares as contemplated in the Prospectus. The Board intends to consider the continued desirability of the Fund making an offer to purchase Shares four times each year, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Stockholders who do not tender Shares. Stockholders who retain their Shares may be subject to increased risks that may possibly result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Stockholders who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Shares are made by new and existing investors from time to time, although there can be no assurances that such new or additional purchases will occur.

Shares that are tendered to the Fund in connection with the Offer, if accepted for repurchase, will be repurchased, resulting in a change in the income ratio and an increase in the expense ratios of Shares owned by Stockholders remaining in the Fund (assuming no further issuances of Shares).

2. Offer to Purchase and Price

The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to 3,116,841 of those outstanding Shares that are properly tendered by, and not withdrawn (in accordance with Section 5 “Withdrawal Rights” below) before, the Expiration Date. The Fund has provided materials for the Offer to record holders as of September 3, 2026, on or about September 17, 2026.

The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below.

The purchase price of a Share tendered will be its NAV as of the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

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2. Offer to Purchase and Price (continued)

As of the close of business on September 3, 2026, there were approximately 35,062,119 Class I Shares, 7,515 Class D Shares, 27,265,311 Class U Shares, and 1,874 Class S Shares issued and outstanding, with a NAV per share of $22.59 for Class I Shares, $22.59 for Class D Shares, $22.59 for Class U Shares, and $22.59 for Class S Shares. Stockholders may obtain daily estimated NAV information until the Expiration Date of the Offer at www.krest.reit. The value of the Shares tendered by Stockholders likely will change between the most recent time NAV was calculated and communicated to you and the Valuation Date.

You must decide whether to tender Shares by the Merrill Repurchase Deadline, which is 11:59 p.m. on the business day prior to the Expiration Date, but the NAV at which the Fund will repurchase each class of the Shares will not be calculated until the Valuation Date. The NAV can fluctuate, and the NAV on the Valuation Date could be lower or higher than the NAV on the date you submit your repurchase request. Please visit www.krest.reit for the Fund’s most current NAV per share.

3. Amount of Tender

Subject to the limitations set forth below, Stockholders may tender all or a portion of their Shares. If you tender only a portion of your Shares, you must maintain a minimum account balance of at least $1,000 as of the Valuation Date. The Fund reserves the right to purchase all your Shares in the Fund if you tender less than all of your Shares and the number of Shares you tender would cause your account in the Fund to have a value lower than the required minimum balance. The Offer is being made to all Stockholders and is not conditioned on any minimum amount of Shares being tendered.

If less than 3,116,841 Shares are properly tendered pursuant to the Offer and not withdrawn, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 “Certain Conditions of the Offer” below. If more than 3,116,841 Shares are duly tendered to the Fund before the expiration of the Offer and not withdrawn, pursuant to Section 5 “Withdrawal Rights” below, the Fund will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares with priority for repurchase requests in the case of the death or disability of a stockholder; provided that Fund reserves the right in its sole discretion to purchase additional outstanding Shares representing up to 2.0% of the aggregate NAV of the Fund’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The unaccepted portion of any tender of Shares made by a Stockholder pursuant to this Offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Fund, but any Stockholder that wishes to have the Fund repurchase Shares that were not accepted for repurchase in connection with this Offer may again tender those Shares in connection with, and subject to the terms and conditions of, any future tender offer made by the Fund.

4. Procedure for Tenders

For Stockholders holding their stock directly, all requests to tender Shares pursuant to this Offer must be received in properly completed form by the Fund at 4:00 p.m. Eastern Time (the “NYSE Close”) on the Expiration Date. Because you hold your Shares through Merrill, if you wish to tender a portion or all of your Shares during this offer period, you must contact your investment professional and request to tender your Shares no later than 11:59 p.m. Eastern Time on October 15, 2026 (the “Merrill Repurchase Deadline”) to allow for order processing. Merrill will tender your Shares to the Fund on your behalf. Do not submit repurchase requests directly to the Fund or its transfer agent as they will not be honored.

You may withdraw or change your request to tender your Shares at any point prior to the Merrill Repurchase Deadline as described in paragraph 5 below.

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4. Procedure for Tenders (continued)

If you are not a Merrill client and wish to sell shares in response to this offer, you must ask your intermediary sufficiently in advance of the Expiration Date to submit a request for you (if you hold shares through an intermediary) or you must submit a request directly to the Fund’s transfer agent using the Transmittal Letter– For Accounts Held Directly with KKR Real Estate Select Trust Inc. prior to the Expiration Date (if you hold shares directly). You may not receive another notification related to the current offer in addition to this one.

5. Withdrawal Rights

Any Stockholder requesting to tender shares in this Offer may modify or withdraw their request at any time prior to the Merrill Repurchase Deadline, or, if the Fund has not accepted such tendered Shares, after November 13, 2026, by notifying their investment professional.

6. Purchases and Payment

For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered if and when it gives written notice to the tendering Stockholder of its election to purchase such Shares.

If an Investor tenders Shares and the Fund purchases those Shares, the Fund will effect payment for those Shares in cash promptly after the Expiration Date.

As disclosed in the Fund’s Prospectus, the Fund does not expect to impose any charges on repurchases of Shares in the Fund acquired prior to October 1, 2026. With respect to Shares acquired on or after October 1, 2026, the Fund will impose a repurchase fee of 2.0% on Shares that are accepted for repurchase by the Fund at any time prior to the day immediately preceding the one-year anniversary of the shareholder’s purchase of the Shares (on a “first in-first out” basis) (the “Early Repurchase Deduction”). The one-year holding period will be satisfied if at least one year has elapsed from (a) the issuance date of the applicable Shares to (b) the applicable valuation date used in the repurchase of such Shares. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder; in the event that a shareholder’s Shares are repurchased because the shareholder has failed to maintain the $1,000 minimum account balance; due to trade or operational error; and repurchases of Shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Fund. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

Each Stockholder whose Shares (or portion thereof) have been accepted for repurchase will continue to be a Stockholder of the Fund until the Valuation Date (and thereafter if not all of its Shares are repurchased) and may exercise his or her voting rights with respect to the repurchased Shares (or portion thereof) until the Valuation Date.

A Stockholder who tenders some but not all of such Stockholder’s Shares for repurchase will be required to maintain a minimum account balance of $1,000 in the Fund. Such minimum account balance requirement may be waived by the Fund, in its sole discretion. The Fund reserves the right to reduce the number of Shares to be repurchased from a Stockholder so that the required account balance is maintained.

The Fund expects that the purchase price for Shares acquired pursuant to the Offer to Purchase will be derived from cash on hand (including cash received from investments in the Fund), borrowings and/or proceeds from the sale of portfolio holdings. Payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than our Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase our investment-related expenses as a result of higher portfolio turnover rates. The Fund intends to take measures, subject to policies as may be established by our Board of Directors, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of shares.

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7. Certain Conditions of the Offer

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Stockholders of such extension. If the Fund elects to extend the tender period, the Valuation Date may occur on a later date than the date specified in this Offer to Purchase. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Stockholders.

Please note that just as you have the opportunity to withdraw shares that you have tendered under certain circumstances, the Fund has the right to cancel, amend or postpone the Offer at any time before accepting tendered Shares. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio investments in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated NAV of the Fund from the estimated NAV of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Stockholders if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Directors of the Fund determine that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8. Certain Information About the Fund

The Fund is a non-diversified, closed-end management investment company registered under the 1940 Act and is organized as a Maryland corporation. The principal executive office of the Fund is located at 30 Hudson Yards, New York, New York 10001 and the telephone number is (212) 750-8300. Shares are not traded on any established trading market.

The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Fund’s intention to accept purchases for Shares from time to time, the DRIP or otherwise in the discretion of the Fund) or the disposition of Shares (except for periodic discretionary solicitations of tender offers); (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser or Directors of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors, to change any material term of the investment advisory arrangements with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Articles of Incorporation, as amended, Bylaws, or Prospectus or other actions that may impede the acquisition of control of the Fund by any person.

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8. Certain Information About the Fund (continued)

Based on the number of Shares outstanding as of September 3, 2026, the following persons (the named individuals being the Directors and officers) own the number of Shares indicated in the below table:

Person	Shares	Percentage of the Fund’s Outstanding Shares

Adviser	11,799,634.79	18.93%

Ralph Rosenberg	49,989.31	*

Fran Bermanzohn	15,898.51	*

Joan Binstock	18,907.78	*

James Kropp	25,575.91	*

Susan Meaney	13,693.24	*

Nicholas O’Neill	-	*

Megan Gaul	-	*

Julia Butler	3,935.50	*

James Amler	-	*

Lori Hoffman	-	*

Doug Krupa	-	*

* Less than 1%.

Based on information available to the Fund, none of the persons listed above intends to tender any of his or her Shares in the Offer.

Reference is made to Section 8 “Certain Information About the Fund” of the Offer to Repurchase, which is incorporated herein by reference. Other than the issuance of Shares by the Fund in the ordinary course of business, there have been no transactions in Shares effected during the past sixty (60) days by the Fund, the Adviser, or any Director or officer of the Fund, or any person controlling the Fund or the Adviser.

9. Shareholder Priority Plan and NAV Support Agreement

On June 4, 2024, KAA, an affiliate of the Adviser, contractually committed to the Fund to continue to hold approximately 7,732,436 of Support Shares, through June 1, 2027 and, to the extent necessary, contribute such shares to the Fund to support a NAV per share of $27.00 on June 1, 2027. If on June 1, 2027 the Fund’s NAV per share is less than $27.00 per share for any share class, KAA will contribute to the Fund as many of the Support Shares as are required, up to the maximum number of Support Shares, to reduce the number of outstanding shares and increase the NAV per share for each class of the Fund’s shares up to $27.00 per share. If the Fund’s NAV per share for any class on June 1, 2027 is less than $27.00 per share and the contribution of all of the Support Shares is not sufficient to cause the NAV per share for each class to equal $27.00 per share, KAA will contribute all such Support Shares to support the Fund’s NAV per share on such date. While the Shareholder Priority Plan is a contractual obligation to support the Fund’s NAV per share, there is no guarantee that the contribution of the Support Shares will be sufficient to achieve a $27.00 per share NAV on June 1, 2027. For the avoidance of doubt, KAA is not obligated to contribute any of the Support Shares prior to June 1, 2027, and KAA is not obligated to contribute any of the Support Shares if the NAV per share for each class equals or exceeds $27.00 per share on June 1, 2027. All Fund shareholders on June 1, 2027 will benefit from this agreement. Existing shareholders do not need to take any action to take advantage of this opportunity.

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9. Shareholder Priority Plan and NAV Support Agreement (continued)

On September 1, 2026, the Shareholder Priority Plan was amended to provide that KAA, in its sole discretion, may determine to satisfy its obligation under the Shareholder Priority Plan in one or more installments prior to June 1, 2027 (each, an “Early Contribution”). In connection therewith, on September 16, 2026, KAA contributed approximately one quarter of the Support Shares committed under the Shareholder Priority Plan, which resulted in an estimated NAV per share of approximately $23.26 for each class. The actual NAV per share of the Fund will depend on the NAV per share as of September 16, 2026 and may be higher or lower.

KKR will remain obligated to continue to hold the Support Shares, as adjusted downward from time to time for any Early Contributions through June 1, 2027 and, to the extent necessary, contribute to the Fund no fewer Support Shares than it would have had the determination of its obligations under the Shareholder Priority Plan been made on June 1, 2027. Any Support Shares contributed and cancelled pursuant to an early contribution shall be permanently cancelled and shall not be reinstated, regardless of the Fund’s NAV per share on June 1, 2027.

10. Full Tender by DRIP Participants

If you are a participant in the DRIP, in the event you elect to tender your Shares in full, your participation in the DRIP will be automatically terminated as of the applicable Expiration Date and any distributions due but not yet paid as of such date will be paid in cash on the scheduled distribution payment date.

11. Certain Federal Income Tax Consequences

The following summary describes certain of the material U.S. federal income tax consequences relating to the purchase of Shares by the Fund from Stockholders pursuant to the Offer. Except where noted, this summary deals only with Shares held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities, insurance companies, persons holding Shares as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons who are “foreign governments” within the meaning of Section 892 of the Internal Revenue Code of 1986, as amended (the “Code”), investors in pass-through entities or U.S. holders of Shares whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling on the U.S. federal, state, or local tax considerations relevant to the purchase of Shares by the Fund has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents.

The U.S. federal income tax treatment of holders of our Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular Stockholder of holding Shares will depend on the Stockholder’s particular tax circumstances. You are urged to consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

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11. Certain Federal Income Tax Consequences (continued)

As used in the remainder of this discussion, the term “U.S. Stockholder” refers to a Stockholder that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your advisors.

A “Non-U.S. Stockholder” is a beneficial owner of Shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). Except for the discussion under “Non-U.S. Stockholders,” the following discussion is limited to U.S. Stockholders.

For more detailed information regarding tax considerations applicable to a purchase of Shares by the Fund pursuant to the Offer, and ownership of Shares of the Fund in general, see the Fund’s Prospectus.

U.S. Stockholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests have been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Stockholder if the percentage of the Fund’s then outstanding voting stock owned by the Stockholder immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Stockholder determined immediately before the sale. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Stockholder if the reduction in the Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Stockholder’s interest. If any of the above three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. Gain or loss will be determined separately for blocks of Shares acquired at different times or at different prices. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares, and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder.

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11. Certain Federal Income Tax Consequences (continued)

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering U.S. Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Non-U.S. Stockholders. The Transfer Agent or applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Transfer Agent or applicable withholding agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Transfer Agent or applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Transfer Agent or applicable withholding agent a properly completed and executed IRS Form W-8ECI. The Transfer Agent or applicable withholding agent will determine a Stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding (discussed below) generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Non-U.S. Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

In addition, a Non-U.S. Stockholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Transfer Agent or applicable withholding agent withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

For more detailed information regarding tax considerations applicable to a purchase of Shares by the Fund from a Non-U.S. Stockholder pursuant to the Offer, including considerations relating to the Foreign Investment in Real Property Tax Act of 1980, as amended, see the Fund’s Prospectus.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Stockholder unless the U.S. Stockholder provides to the Transfer Agent or applicable withholding agent a correct U.S. taxpayer identification number, certifies that such U.S. Stockholder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Therefore, each tendering U.S. Stockholder must complete and sign an Internal Revenue Service (“IRS”) Form W-9 prior to the payment so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the Transfer Agent or applicable withholding agent that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders are not subject to these withholding requirements. In order for a Non-U.S. Stockholder to qualify as an exempt recipient, that Non-U.S. Stockholder generally must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI).

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11. Certain Federal Income Tax Consequences (continued)

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

12. Miscellaneous

The Offer is not being made to, nor will tenders be accepted from, Stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund at www.krest.reit, by contacting the Transfer Agent at (855) 844-8655, or from the SEC’s internet web site, http://www.sec.gov.

13. Financial Statements

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (http://www.sec.gov) and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

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